Exhibit 99.1

NEWS RELEASE

Contact: Timothy McKenna

tmckenna@rocksp.com

+ 1 609 734 6430

Rockwood Closes Sale of AlphaGary Plastic Compounding Business

Princeton, NJ, January 10, 2011— Rockwood Holdings Inc. (NYSE: ROC) announced today that is has completed and closed the sale of the AlphaGary plastic compounding business to Mexichem S.A.B.de C.V. effective January 7, 2011 for $300 million in cash. AlphaGary, which comprised substantially all of Rockwood’s Specialty Compounds segment, had $224.6 in net sales and $33.5 million in Adjusted EBITDA for the twelve months ended September 30, 2010.

In line with the company’s stated goal, Rockwood expects to use the proceeds of the sale to reduce debt.

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Rockwood Holdings, Inc., is a leading global specialty chemicals and advanced materials company. Rockwood has a worldwide employee base of approximately 9,500 people and annual net sales of approximately $3 billion. The company focuses on global niche segments of the specialty chemicals, pigments and additives and advanced materials markets. For more information on Rockwood, please visit www.rocksp.com.

Non-GAAP Financial Measures

This press release includes “non-GAAP financial measures,” including a discussion of Adjusted EBITDA. Adjusted EBITDA is not intended to be an alternative to net income attributable to Rockwood Holdings, Inc. as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. All presentations of consolidated Adjusted EBITDA are calculated using the definition set forth in the Company’s senior secured credit agreement as a basis and reflects management’s interpretations thereof. Adjusted EBITDA, which is referred to under the senior secured credit agreement as “Consolidated EBITDA,” is defined in the senior secured credit agreement as consolidated earnings (which, as defined in the senior secured credit agreement, equals income (loss) before the deduction of income taxes of Rockwood Specialties Group, Inc. and the Restricted Subsidiaries (as such term is defined in the senior secured credit agreement), excluding extraordinary items) plus certain items including interest expense, depreciation expense, amortization expense, extraordinary losses and non-recurring charges, losses on asset sales, less certain items including extraordinary gains and non-recurring gains, non-cash gains and gains on asset sales. We use Adjusted EBITDA on a consolidated basis to assess our operating performance, to calculate performance-based cash bonuses and determine whether certain performance-based options and restricted stock units vest (as such bonuses, options and restricted stock units are tied to Adjusted EBITDA), and as a liquidity measure. In addition, we use Adjusted EBITDA to determine compliance with our debt covenants. We also use Adjusted EBITDA on a segment basis as the primary measure used by our chief operating decision maker to evaluate the ongoing performance of our business segments and reporting units. A reconciliation of net income attributable to the plastics compounding business to Adjusted EBITDA is contained in this press release. We strongly urge you to review the reconciliation.

The information set forth in this press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the business, operations and financial condition of Rockwood Holdings, Inc. and its subsidiaries and affiliates (“Rockwood”). Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “predicts” and variations of such words or expressions are intended to identify forward-looking statements. Although Rockwood believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. “Forward-looking statements” consist of all non-historical information, including any statements referring to the prospects and future performance of Rockwood. Actual results could differ materially from those projected in Rockwood’s forward-looking statements due to numerous known and unknown risks and uncertainties, including, among other things, the “Risk Factors” described in Rockwood’s 2009 Form 10-K on file with the Securities and Exchange Commission. Rockwood does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

Attachment

Rockwood Holdings, Inc. and subsidiaries

Reconciliation of Net Income attributable to

Plastic Compounds to Adjusted EBITDA

($ in millions)

Last twelve months ended September 2010
Net income	$9.1
Income tax provision	2.9
Interest expense	10.3
Intercompany charges	3.8
Depreciation and amortization	7.2
Integration costs and other	0.1
Loss on early extinguishment of debt	0.1

Total Adjusted EBITDA	$33.5

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